                                                              FILE NO. 333-40760
                                                      FILED UNDER RULE 424(b)(3)

                              PROSPECTUS SUPPLEMENT

                        To Prospectus dated July 14, 2000

                          UNIVERSAL DISPLAY CORPORATION

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         This prospectus supplement supplements the prospectus dated July 14, 2000, relating to the resale of up to 2,370,741 shares of our common stock, par value $.01 per share, by certain of our shareholders. The prospectus was filed as part of our Registration Statement on Form S-3 (No. 333-40760).

         No dealer, salesperson or any other person has been authorized to give any information or make any representations not contained in this prospectus supplement or the prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us or the selling stockholders. This prospectus supplement and the prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus supplement or the prospectus nor any sale made hereunder or thereunder shall, under any circumstance, create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof.

         Since the date of the prospectus, Dillon Capital, LLC, a selling stockholder named in the "Selling Stockholders" table in the prospectus, has transferred to STAT Trading, LLC (the "Transferee") warrants to purchase an aggregate of 42,850 shares of our common stock covered by that prospectus. The Transferee was named as a Selling Stockholder in an October 24, 2003 prospectus supplement filed with respect to 20,000 of these transferred shares. The Transferee has requested that it be included in the prospectus as selling stockholder of the remaining 22,850 transferred shares. Accordingly, the "Selling Stockholders" table of the prospectus is supplemented by the information in the table below to include the shares that were transferred to the Transferee, as indicated below. The total number of shares of our common stock offered by the prospectus, as supplemented by this prospectus supplement, remains unchanged.

                                                                       Maximum           Beneficial Ownership
                                              Number of Shares        Number of         After Resale of Shares
                 Name of                     Beneficially Owned      Shares Being      Number of
           Selling Stockholder               Before Offering(1)        Offered         Shares           Percent
           -------------------               ------------------      ------------      ------           -------
            STAT Trading, LLC                      42,850               42,850            0                0

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(1) Consists of shares of common stock that may be acquired immediately upon exercise of warrants.


                                December 3, 2003